Exhibit 8(c)

                                            ___________, 1999

PAX WORLD HIGH YIELD FUND, INC.

                     Re: Transfer Agency Services Fee Waiver

Dear Sir/Madam:

     PFPC Inc. ("PFPC") agrees to waive certain fees under a Transfer Agency Services Agreement dated _________, 1999 between PFPC and Pax World High Yield Fund, Inc. (the "Fund") as follows: for the first two months of the Fund's operations PFPC shall waive 100% of its monthly minimum fee (excluding account charges, transaction charges, internet access service charges, miscellaneous fees and out-of-pocket costs) to the extent the minimum monthly fee is applicable; thereafter, PFPC's minimum monthly fee shall be charged in increments of 10% per month. Thus, during the third calendar month of operations, the Fund will pay 10% of the minimum fee rates; 20% during the fourth month; 30% during the fifth month; etc.; and 100% during the twelfth month and thereafter.

                                        Very truly yours,

                                        PFPC INC.

                                        By:
                                           -------------------------------
                                        Title:____________________________

Acknowledged:

PAX WORLD HIGH YIELD FUND, INC.

By:
   -------------------------------
Title:____________________________


                                      -15-